EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix-Engemann Funds was held on November 30, 2000 and adjourned to December 22,2000, January 25, 2001, February 22,2001 and February 23,2001 to approve the following matters:

1. Approve an Agreement and Plan of Reorganization which provides for the reorganization of the Trust into a Delaware business trust.

2. Amend the fundamental investment restriction of each Fund regarding diversification.

3. Amend the fundamental investment restriction of each Fund regarding concentration.

4. Amend the fundamental investment restriction of each Fund regarding borrowing.

5. Amend the fundamental investment restriction of each Fund regarding the issuance of senior securities.

6. Amend the fundamental investment restriction of each Fund regarding underwriting.

7. Amend the fundamental investment restriction of each Fund regarding investing in real estate.

8. Amend the fundamental investment restriction of each Fund regarding investing in commodities.

9. Amend the fundamental investment restriction of each Fund regarding lending.

10. Eliminate the fundamental investment restriction of the Small & Mid-Cap Growth Fund and the Value 25
Fund regarding pledging of assets.

11. Eliminate the fundamental investment restriction of each Fund except the Value 25 Fund, regarding officer or trustee ownership of securities.

12. Eliminate the fundamental investment restriction of each Fund regarding the purchase of securities of other investment companies.

13. Eliminate the fundamental investment restriction of the Small & Mid-Cap Growth Fund and the Value 25
Fund regarding investments in oil, gas or other mineral leases, rights or royalty contracts.

14. Eliminate the fundamental investment restriction of each Fund regarding the purchase of securities of unseasoned issuers.


On the record date of November 30, 2000, the shares
outstanding and percentage of the shares outstanding and
entitled to vote that were present by proxy were as follows:
CLASS OF SHARES
             SHARES OUTSTANDING    PERCENTAGE PRESENT BY PROXY

Phoenix-Engemann Balanced Return Fund
              4,981,897                 56.19%
Phoenix-Engemann Focus Growth Fund
             23,534,672                 56.29%
Phoenix-Engemann Nifty Fifty Fund
             11,840,232                 54.12%
Phoenix-Engemann Small & Mid-Cap Growth Fund
              9,528,375                 55.75%
Phoenix-Engemann Value 25 Fund
              1,817,425                 55.93%
Phoenix-Engemann Funds (for items 1 through 9, 12 and 14)
             51,702,601                 55.67%

NUMBER OF VOTES
                   FOR            AGAINST              ABSTAIN
Proposal 1     26,638,080        1,754,549            1,300,501
Proposal 2     26,017,111          963,712            1,536,354
Proposal 3     25,888,529        1,001,545            1,627,103
Proposal 4     25,409,302        1,443,945            1,663,930
Proposal 5     25,652,657        1,172,978            1,691,542
Proposal 6     25,751,149        1,065,199            1,700,829
Proposal 7     25,648,650        1,239,924            1,628,603
Proposal 8     25,334,147        1,468,290            1,714,740
Proposal 9     25,396,686        1,435,013            1,685,478
Proposal 10     4,448,985          229,795              367,670
Proposal 11    24,490,954        1,376,643            1,633,155
Proposal 12    25,738,859        1,168,052            1,610,266
Proposal 13     5,419,445          247,647              395,783
Proposal 14    25,295,419        1,575,311            1,646,447